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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 13E-3

                        RULE 13E-3 TRANSACTION STATEMENT

       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               (AMENDMENT NO. 1)

                            DIGITAL LINK CORPORATION

                              (Name of the Issuer)

                                   DLZ CORP.
                                  VINITA GUPTA
                               NARENDRA K. GUPTA
                        GUPTA CHILDREN'S TRUST AGREEMENT
                     NARENDRA AND VINITA GUPTA LIVING TRUST
                     THE NAREN AND VINITA GUPTA FOUNDATION
                    (Name of the Person(s) Filing Statement)

                      COMMON STOCK, NO PAR VALUE PER SHARE

                         (Title of Class of Securities)

                                  253856 10 8

                     (CUSIP Number of Class of Securities)

                            ------------------------

                                  VINITA GUPTA
                                   DLZ CORP.
                                P.O. BOX 620154
                        WOODSIDE, CALIFORNIA 94062-0154
                                 (408) 745-4550

  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

                                   COPIES TO:

      CHRISTOPHER KAUFMAN, ESQ.                     DAVID HEALY, ESQ.
           Latham & Watkins                         Fenwick & West LLP
        135 Commonwealth Drive                     Two Palo Alto Square
     Menlo Park, California 94025              Palo Alto, California 94306
            (650) 328-4600                            (650) 494-0600

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    DLZ Corp., a California corporation ("Purchaser") hereby amends and supplements its Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), filed with the Securities and Exchange Commission on September 10, 1999, with respect to the offer to purchase any and all of the shares of Common Stock, no par value per share, of Digital Link Corporation, a California corporation, for a purchase price of $10.30 per share upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13E-3.

ITEM 16.  ADDITIONAL INFORMATION.

    Item 16 of the Schedule 13E-3 is hereby amended and supplemented by the following:

    In order to correct a typographical error contained in the Offer to Purchase, the "Earnings per Share" line item for the year ended 1999 as set forth in the Offer to Purchase in the table entitled "Income Statement Data" under "Certain Financial Forecasts" of Section 6--"Certain Information Concerning the Company" is hereby amend to be $0.58.
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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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
Dated: September 15, 1999                     DLZ CORP.

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                                             President and Chief Executive
                                              Title:         Officer

                                              GUPTA CHILDREN'S TRUST AGREEMENT

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                              Title:         Trustee

                                              By:            /s/ NARENDRA K. GUPTA
                                                         --------------------------------------
                                              Name:          Narendra K. Gupta
                                              Title:         Trustee

                                              NARENDRA AND VINITA GUPTA LIVING TRUST

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                              Title:         Trustee

                                              By:            /s/ NARENDRA K. GUPTA
                                                         --------------------------------------
                                              Name:          Narendra K. Gupta
                                              Title:         Trustee

                                              THE NAREN AND VINITA GUPTA FOUNDATION

                                              By:            /s/ VINITA GUPTA
                                                         --------------------------------------
                                              Name:          Vinita Gupta
                                              Title:         Trustee

                                              By:            /s/ NARENDRA K. GUPTA
                                                         --------------------------------------
                                              Name:          Narendra Gupta
                                              Title:         Trustee

                                              /s/ VINITA GUPTA
                                              ---------------------------------------------
                                              Vinita Gupta

                                              /s/ NARENDRA K. GUPTA
                                              ---------------------------------------------
                                              Narendra K. Gupta
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